UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2024 (January 2, 2024)

HEXCEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-8472	94-1109521
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

(Address of principal executive offices, including zip code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HXL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02.... Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Directors

On January 5, 2024, upon the recommendation of the Nominating, Governance and Sustainability Committee of the Board of Directors (the “Board”) of Hexcel Corporation (the “Company”), the Board increased the number of members of the Board from 8 to 10 and appointed James J. Cannon and Dr. Patricia Hubbard, effective immediately, to fill the vacancies created by increasing the size of the Board. In addition, effective as of January 5, 2024, Mr. Cannon has been named to the Compensation Committee of the Board and Dr. Hubbard has been named to the Nominating, Governance and Sustainability Committee of the Board.

Mr. Cannon, age 52, is the President and Chief Executive Officer of AM General, a heavy vehicle and contract automotive manufacturer, a position he has held since September 2021. Prior to joining AM General, Mr. Cannon served as Chief Executive Officer of FLIR Systems Inc. (now known as Teledyne FLIR LLC) prior to its acquisition by Teledyne Technologies, which specializes in the design and production of thermal imaging cameras and sensors, from June 2017 through June 2021. Prior to FLIR Systems, Mr. Cannon spent over 16 years at Stanley Black & Decker, Inc. where he held various leadership roles most recently serving as President, Stanley Security for North America and Emerging Markets. Mr. Cannon served on the boards of directors of FLIR Systems from June 2017 to June 2021 and Lydall, Inc. from April 2017 to June 2021, where he served on the compensation and nominating and governance committees. Mr. Cannon also served in the U.S. Army for ten years as an Infantryman and Armor Officer. Mr. Cannon holds a BA in Business Administration and Marketing from University of Tennessee at Chattanooga.

Dr. Hubbard, age 56, is the Senior Vice President and Chief Technology Officer of Cabot Corporation (“Cabot”), a specialty chemicals and performance materials company, a position she has held since February 2018. Prior to joining Cabot, Dr. Hubbard served as Vice President of R&D for the Label and Graphic Materials division in North America of Avery Dennison, an adhesive manufacturing company, from September 2016 to February 2018. Prior to Avery Dennison, she held the role of Vice President of R&D at Avient Corporation and held various R&D roles at General Electric. Dr. Hubbard serves on the board of directors of NAATBatt International, which promotes the development and commercialization of electrochemical energy storage technology and the revitalization of advanced battery manufacturing in North America. She holds a PhD in polymer science from the University of Akron and a BS in Chemistry from Case Western Reserve University.

Mr. Cannon and Dr. Hubbard will participate in the Company’s non-employee director compensation program as described in the Director Compensation Program attached as Exhibit 10.1 hereto, including, effective upon the date of appointment, a pro-rated annual equity grant of restricted stock units.

There is no arrangement or understanding between either Mr. Cannon or Dr. Hubbard and any other persons pursuant to which he or she, as applicable, was selected as a director, and there are no related party transactions involving Mr. Cannon or Dr. Hubbard that are reportable under Item 404(a) of Regulation S-K.

Departure of Directors

On January 2, 2024, Dr. Jeffrey A. Graves informed the Board of his intention not to stand for reelection at the Company’s 2024 Annual Meeting of Stockholders. Mr. Graves joined the Board in 2007 and serves on the Compensation Committee and the Nominating, Governance and Sustainability Committee of the Board. Mr. Graves’ decision not to stand for reelection was not the result of any dispute or disagreement with the Company.

On January 2, 2024, Dr. Marilyn L. Minus notified the Board of her resignation from the Board effective April 22, 2024, and her resignation from the Nominating, Governance and Sustainability Committee of the Board effective January 5, 2024. Dr. Minus joined the Board in December 2020. Her resignation was not the result of any dispute or disagreement with the Company. Dr. Minus will join the Company’s leadership team as Senior Vice President, Chief Technology Officer effective April 22, 2024. Upon Dr. Minus’ resignation from the Board, the size of the Board will be reduced to 9.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Director Compensation Program, effective December 7, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

Date: January 5, 2024	By:	/s/ Gail E. Lehman
Gail E. Lehman
Executive Vice President, General Counsel & Secretary